[GRAY CARY LETTERHEAD]

December 12, 2001

Mr. Christopher Kaufman
Partner
Latham & Watkins
135 Commonwealth Drive
Menlo Park, CA 94025

  Re:
  Mentor Graphics Corporation Offer to Purchase All Outstanding Shares of IKOS Systems, Inc. Common Stock

Dear Mr. Kaufman:

    We represent IKOS Systems, Inc. ("IKOS") and we are writing at the request of the IKOS Board of Directors with reference to the recently commenced cash tender offer by your client, Mentor Graphics Corporation ("Mentor") to acquire all outstanding shares of Common Stock of IKOS at $11.00 per share (the "Offer").

    As you know, IKOS is a party to an Agreement and Plan of Merger and Reorganization by and among Synopsys, Inc., Oak Merger Corporation and IKOS dated July 2, 2001, as amended (the "Merger Agreement"). Pursuant to Section 5.2 of the Merger Agreement, we enclose a form of nondisclosure agreement for execution by Mentor.

    We look forward to receipt of an executed copy of the enclosed nondisclosure agreement, which has identical terms to the Confidentiality Agreement in effect between Synopsys and IKOS.

Very truly yours,

Gray Cary Ware & Freidenrich LLP

By:
/s/ Diane Holt Frankle